NEWS RELEASE
March 5, 2008
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS
FOURTH QUARTER NET INCOME INCREASES 64.1%
FULL YEAR NET INCOME INCREASES 45.5%

Houston, TX, -- March 5, 2008 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $5.7 million for the fourth quarter ended December 31, 2007, with diluted earnings per share of $.84 compared to net income of $3.5 million and diluted earnings per share of $.61 for the fourth quarter of 2006.  Sales increased 113% to $168.8 million from $79.3 million for the fourth quarter of last year.

For the year ended December 31, 2007, DXP reported net income of $17.3 million, with diluted earnings per share of $2.71 compared to net income of $11.9 million, with diluted earnings per share of $2.08 for 2006.  Sales increased 58.9% to $444.5 million for 2007 from $279.8 million for 2006.

David R. Little, Chairman and Chief Executive Officer remarked,   “I would like to thank our stakeholders (associates, customers, suppliers and shareholders) for making 2007 a great year. As we celebrate our 100 year anniversary in 2008, we will reflect on our accomplishments and then set our sights on our destination and keep moving forward.”

“Although DXP serves nearly every industrial market, the geography we serve today makes food and beverage, agriculture, upstream oil and gas, midstream oil and gas, downstream oil and gas and mining our major markets.  We expect 2008 to be the best year ever.”

Mac McConnell, Senior Vice President and CFO, added, “I am pleased with DXP’s financial success in 2007 and specifically pleased with our ability to integrate, grow and increase profits on the acquisitions we have made over the last several years.”

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

NEWS RELEASE
March 5, 2008
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Sales	$168,808	$79,351	$444,547	$279,820
Cost of sales	122,419	56,923	318,855	201,198
Gross profit	46,389	22,428	125,692	78,622
Selling, general and administrative expense	35,100	16,596	93,800	57,944
Operating income	11,289	5,832	31,892	20,678
Other income	21	413	349	651
Interest expense	(1,734)	(599)	(3,344)	(1,943)
Minority interest	-	(2)	-	18
Income before income taxes	9,576	5,644	28,897	19,404
Provision for income taxes	3,849	2,155	11,550	7,482
Net income	5,727	$ 3,489	$ 17,347	$ 11,922
Per share amounts
Basic earnings per share	$ 0.90	$ 0.68	$ 2.95	$ 2.34
Diluted earnings per share	$ 0.84	$ 0.61	$ 2.71	$ 2.08

UNAUDITED CALCULATION OF EBITDA* (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Income before income taxes	$ 9,576	$ 5,644	$ 28,898	$ 19,404
Plus interest expense	1,734	599	3,344	1,943
Plus depreciation and amortization	2,464	894	4,962	1,754
EBITDA	$ 13,774	$ 7,137	$ 37,204	$ 23,101

*EBITDA – earnings before interest, taxes, depreciation and amortization